AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

AXOGEN, INC. ARTICLE 1. NAME

The name of the corporation is “Axogen, Inc.”

ARTICLE 2. REGISTERED OFFICE

The address of the registered office of the corporation in Minnesota is CT Corporation System Inc., 1010 Dale St. No., St. Paul, MN  55117-5603.

ARTICLE 3. AUTHORIZED SHARES

The aggregate number of authorized shares of the corporation is 100,000,000, $0.01 par value per share, which shall be divisible into the classes and series, have the designations, voting rights, and other rights and preferences and be subject to the restrictions that the Board of Directors of the corporation may from time to time establish, fix, and determine consistent with Articles 4 and 5 hereof and as permitted by law. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.

ARTICLE 4. NO CUMULATIVE VOTING

There shall be no cumulative voting by the shareholders of the corporation.

ARTICLE 5. NO PREEMPTIVE RIGHTS

The shareholders of the corporation shall not have preemptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class, or series of the corporation.

ARTICLE 6. WRITTEN ACTION BY DIRECTORS

An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed, or consented to by authenticated electronic communication, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

ARTICLE 7. DIRECTOR LIABILITY

To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these articles of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.